Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: Sep 07, 2011 / 09:00PM GMT

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
CORPORATE PARTICIPANTS
Liz Sharp
Smith & Wesson Holding Corp — VP — IR
Mike Golden
Smith & Wesson Holding Corp — President, CEO
James Debney
Smith & Wesson Holding Corp — President— Firearms Division
Barry Willingham
Smith & Wesson Holding Corp — President— Security Solutions Division
Jeff Buchanan
Smith & Wesson Holding Corp — CFO
CONFERENCE CALL PARTICIPANTS
Cai von Rumohr
Cowen and Company — Analyst
Eric Wold
Merriman Curhan Ford & Co. — Analyst
Reed Anderson
D.A. Davidson & Co. — Analyst
Rommel Dionisio
Wedbush Securities — Analyst
Jim Barrett
CL King & Associates — Analyst
Bret Jordan
Avondale Partners — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the first quarter 2012 Smith & Wesson Holding Corporation earnings conference call. My name is Kathy and I’ll be your Operator for today. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the conference over to your host for today’s call, Ms. Liz Sharp, Vice President of Investor Relations. Please proceed, ma’am.
Liz Sharp — Smith & Wesson Holding Corp — VP— IR
Thank you and good afternoon. Before we begin the formal part of our presentation, let me tell you that what we’re about to say as well as any questions we may answer could contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, forecast and other similar expressions is intended to identify those forward-looking statements. Forward-looking statements include measures such as backlog, which typically contain orders that are shippable over multiple quarters and in some cases are subject to cancellation until shipped. Any forward-looking statements that we might make represent our current judgment on what the future holds. As such those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause our actual results to be materially different are described in our Securities filings including our Forms S-3, 8-K, 10-K and 10-Q. I encourage you to review those documents.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
A replay of this call can be found on our website later today at www.smith-wesson.com. This conference call contains time sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, we will not be reviewing or updating the material content herein. Our actual results could differ materially from these statements. And with that, I will turn the call over to our President and CEO, Mike Golden.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thank you, Liz, and thanks, everyone for joining us. I am joined on today’s call by Jeff Buchanan, our Chief Financial Officer, James Debney, President of our Firearms Division, and Barry Willingham, President of our Securities Solution Division. Each of them will be providing comments on the call later today.
Our first quarter results demonstrated that consumer demand for our firearms remains strong, evidenced by the increased sales in our Smith & Wesson brand pistols and modern sporting rifles. In addition to delivering solid revenue growth in the Firearms Division, our unit sales into the consumer channel were especially strong, indicating we believe, when we consider the mix data, that we gain market share, particularly in the pistol category. Professional orders for our M&P pistols increased and our handgun growth in general was supported by the continuing consumer trend towards smaller firearms designed for concealed carry and for personal protection. Our firearms manufacturing operations continued to perform at full capacity throughout the quarter. At the same time, it became clear that we need to continue to work on improving gross margins and improving and reducing operating costs.
The environment for our Securities Solution business remained challenging through the first quarter, primarily related to ongoing constraints in government spending. Nevertheless, we continue to focus on streamlining this business, reducing expenses and expanding our portfolio with new products to better address the current market. With that, I will turn the call over to James for a review of our Firearms Division. James?
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
Thank you, Mike. I’d like to begin by taking a moment to provide you with an overview of our strategy for the Firearms business. As you know, Smith & Wesson is one of the most well-established, well-regarded brands in the global firearms industry. The strength of that brand has been built over the last 160 years, during which we’ve provided the very best in firearms to customers in both the consumer and professional user markets. It is this large and loyal base that provides the foundation for our strategy. Which is to protect and grow the core of our business, the consumer market here in the US. Our sales in the professional user channel, mainly law enforcement and government, are intended to ultimately drive consumer sales by leveraging the much higher standards for quality, reliability and performance that are required for those professional users. This approach ensures that consumers who buy a Smith & Wesson firearm receive a world-class product. And it places us in a position to be able to serve both the professional and the consumer markets.
In order for our strategy to be successful, it is also important that we drive efficiency and cost savings within our organization. Clearly, we have much work to do in this area. As such, we have commenced a total review of all expenses within the Firearm Division. In addition, we have committed to focusing on a number of lean initiatives to drive efficiencies in all the areas of the Company. With that, let me turn for our results to the quarter.
Firearm Division revenue for the first quarter was $91.7 million, compared with $77.8 million a year ago, an overall increase of 18% with balanced growth in both our consumer and professional channels.
Before discussing our channel sales, I want to talk briefly about NICS background check data to make sure everyone is aligned on what it represents with regard to our consumer sales. As you know, we rely upon NICS numbers as 1 way to gauge consumer market demand. This data incorporates both permit applications and firearm purchases new and used. Therefore, while we believe total NICS is a reflection of consumer demand, only adjusted NICS data, which excludes permits, is a true reflection of firearm purchases. We believe the adjusted NICS data somewhat represents trends in the consumer purchases of new firearms in terms of units not dollars. And therefore when comparing the performance of any firearm company to NICS results for a corresponding period, we believe it is important to compare adjusted NICS data to the Company’s unit growth, not revenue growth.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
So with that, let me address our domestic consumer channel revenue, which was $78 million in the first quarter, about $12 million or nearly 19% higher than last year. In terms of units, and again this is the number we want to compare to adjusted NICS, our sales unit growth for the fiscal quarter was exceptionally strong at 44%. That compared to adjusted NICS background check growth of just 10.8% for the same period. This is significant unit volume growth, and when we combine it with market information we receive each month from an independent source, we believe that we have maintained our position as the leader in both the handgun and modern sporting rifle categories. Moreover, we believe we have taken market share in certain product categories over the last 12 months. I would note that our growth in the consumer channel could have been significantly higher had we chosen to not balance our shipments across the multiple professional user trade channels we serve. Those competitors, who for whatever reason, serve only the consumer channel, have an advantage during this period of robust consumer demand.
Hunting revenue was nearly $6.7 million, a decrease of $2 million or 23.5% compared to Q1 last year. The decrease is primarily because of our black powder rifles, which continue to see declining sales, and the closure of our TC retail store in Rochester, New Hampshire. We believe the decline in our black powder sales was driven by a combination of 2 primary factors, a consumer trend to lower price points, supplied by our competitors, and the overall shrinkage of this segment of the market. Sales of our Venture bolt action rifle were strong and served to mitigate a portion of the decline in black powder rifles. We did not anticipate this shift in sales mix from black power to bolt action and we are taking action to better match manufacturing to orders.
Next, with regard to consumer trends in firearms, the trend today continues to be towards smaller firearms designed for conceal carry on personal protection. As we’ve introduced new products that are aligned with this trend and modified our manufacturing capability accordingly, we have experienced the anticipated reduction in our overall average selling price.
As I mentioned earlier, the professional user community is important to us. We have long been a supplier in the law enforcement market. We believe it enhances our ability to grow market share in the consumer channel while serving as a key contributor of both revenue and profit. Sales into the professional markets, which include international, federal government and law enforcement, increased 17% to $13 million and accounted for approximately 14% of our total Firearm Division revenue in Q1. Carving out our international business, sales into this channel were $5.6 million, and grew by about 27% compared with Q1 last year. This increase was driven primarily by strong sales of our M&P pistols, mainly orders that we shipped to the Victoria police in Australia and to the Taiwanese national police. We are also processing a large order for the Belgian police force which will generate revenue in Q2 and beyond.
What should be noted here is our change in approach to the international market, and that is to focus on large professional user opportunities. These tend to be the most profitable and the easiest to perform an appropriate level of due diligence on. An example of such an international opportunity is our current effort to provide the UK Ministry of Defense with our full sized M&P polymer pistol.
Despite the fact that many domestic law enforcement agencies and the federal government are suffering from constrained budgets, we delivered growth of 11% in these channels. On a combined basis they totaled $7.4 million in revenue. Orders shipped this quarter included the Wyoming State police, the West Virginia State police, and the San Antonio police and the New York Department of Corrections.
Turning now to the US military opportunities, there are 4 potential small arms programs that are active today or due to be active in the near future. 3 of these are within the rifle category and 1 is within the pistol category. In order of their release, the first is an RFP for the bolt carrier assembly for the M4 Carbine. This is an important upgrade to the existing fleet and gives the military a lower cost way to enhance their current rifle. We have submitted our proposal and anticipate a response by the end of this calendar year. Our product is clearly differentiated from the one currently in use by the military for the following reasons. A longer life in terms of rounds shot before failure, and a surface material finish that is easier to clean and maintain.
The second opportunity in the rifle category is an RFP for the individual carbine that may replace in total or part the existing M4, M16 fleet. Note that this RFP does not guarantee any purchase would occur beyond the small number required for the competition. We have decided not to pursue this contract at this time based upon our current resource levels and alternative and more immediate opportunities.
That is also our position regarding the third of military opportunity, which is to build the M4 A1 rifle currently supplied by Colt Defense. In summary, we believe it’s not in the best interest of our shareholders to continue to expend resources in pursuit of these 2 rifle contracts.
The fourth program is a potential replacement for the M9 pistol that is currently supplied by Beretta. This contract is important for Smith & Wesson as it strongly supports our strategic direction, and we do intend to pursue it. While this program is not yet active, the military has requested a new stock authority funding for the competition in both of fiscal year 2012 National Defense authorization and Defense appropriation bills. 3 of the 4 congressional committees have already marked these bills and the program remains funded. We also understand that the military is preparing to start the solicitation process early in the fiscal year that starts this October 1. For obvious reasons, this imminent opportunity will require the commitment of many of our internal resources to be successful.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
As I stated earlier, our strategic focus is the consumer market, and we believe that a military handgun contract successfully executed would provide us with a very favorable halo effect that would further heighten consumer demand in the channel for our firearms. The manufacturer of quality handguns is a core competency of ours. This fact, combined with the military’s desire to acquire an off-the-shelf pistol, leads us to believe that our M&P polymer pistol will be a very strong contender in this competition. This is the opinion shared beyond those of us at Smith & Wesson as described in a recent edition of the Army Times where a full product comparison was detailed. In summary, we believe we are well situated to compete and win a military contract by focusing on the 2 opportunities I’ve just described.
Now moving to a discussion of products. Much of our year-over-year growth was primarily concentrated in our pistol and modern sporting rifle product lines. Orders for our more recently launched products remained strong including those for the GOVERNOR, a multi-caliber home and personal protection revolver, the BODYGUARD 380, a form of pistol designed for concealed carry, and the M&P15 sport, our value priced modern sporting rifle. However, it is also worth noting that unit sales during the quarter for our polymer pistols, including our flagship M&P line, were up more than 60% over the prior year. Conversely, we continue to see a decline in sales of certain Walther products in our portfolio as consumers continue to prefer firearms that deliver strong value propositions.
In the firearm industry, new products that are designed to address consumer trends are manufactured to deliver quality, reliability and performance are key to growing market share. This is critical to the success of our business, and we are as always in the process of developing a number of new products, several of which you will see at the SHOT Show. Until then, our ideas are under wraps obviously for competitive reasons.
Now turning to backlog. At the end of the third quarter, firearms backlog was $149 million, nearly $74 million higher than the third quarter last year and $38 million lower than at the end of fiscal 2011. This sequential decline reflected initial shipments of our new products, large international shipments and the normal seasonal slowdown that we typically experience in the first quarter of our fiscal year. The year-over-year increase in our backlog reflected strong orders across a range of products. A majority of the backlog represents orders which can ship immediately as inventory becomes available. However, there is a significant portion that ships to dates which are specified by the customer and which span our entire fiscal year. As a reminder, backlog in firearms is always at risk of being canceled until shipped. We continue to take the necessary steps in operations that we have outlined in prior calls, such as expanding both internal and supply capacity to address the demand that exceeds our current capacity in many product categories.
Now turning to operations. As of the end of the first quarter, we completed the transfer of the bulk of the Thompson Center manufacturing operations from Rochester, New Hampshire into our Springfield, Massachusetts facility. Our back office operations will be moved in the second quarter, and the entire move should conclude as planned in November. While there was some greater than anticipated erosion of margin and short-term capacity constraints due to the previously mentioned sales mix change in Q1, we continue to be confident that the consolidation will benefit growth margins over the long term both Thompson Center and Smith & Wesson products. And with that, I will turn the call over to Barry Willingham for an update on our Perimeter Security business.
Barry Willingham — Smith & Wesson Holding Corp — President — Security Solutions Division
Thank you, James. The environment for our Security Solutions Division in Q1 continue to be impacted by constrained capital budgets primarily in our government client base. Despite these challenges, we continue to take those actions throughout the quarter that we believe will better position the business for longer term success. These include a sharpened focus on reducing our expenses and the expansion of our product portfolio to better address a broader segment of the market. We believe these actions have yielded results in terms of lowering our cost of our infrastructure and our earlier rebranding under the Smith & Wesson banner has opened doors for potential future business.
Net revenue of $7.5 million was in line with the guidance we provided in July compared with the net revenue of approximately $17.1 million in the first quarter of last year. Our revenue composition in the current period accurately reflects how sharply the potential military and government work has declined. Of the $9.6 million year-over-year decline, 95% was attributed to a reduction in military spending. Despite this, we believe that opportunities still exist within the sector, and we remain focused on pursuing several IDIQ contracts with the military. With that said, we’re also intent on developing more business in private industry which we believe will play a greater role in our revenue mix going forward.
We continue to see the emergence of CFATS related work. For example, we received 2 awards in the quarter from petrochemical customers totaling about $2 million which were directly related to these regulations. Although CFATS related programs are emerging at a slow pace, we believe these programs will be a fundamental driver for our business in the long term. Despite our year-over-year decline in Q1 revenue, gross margin as a percent of sales increased slightly as a result of our improved estimating and cost control procedures.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Like ours, many businesses are feeling the effects of the current and forecasted economic climate today. We remain committed to financially level setting our Security Solutions business to achieve break even status in the second half of this fiscal year. This will entail a continued focus in growing our revenue, reducing our product costs and taking actions to further reduce our operating expenses. Our objective is to minimize our cost structure while remaining adequately positioned to take advantage of the opportunities we see in our future. I will now turn the call over to Jeff Buchanan for our financial review.
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
Thanks, Barry. Like James, I want to preface my discussion with a short comment on strategy. We at the Company recognize that we have some work to do in increasing gross margins and decreasing operating expenses. In order to do that, we need to reshape many aspects of the Company, and that entails looking at new processes, increasing lean efforts, focusing on core competencies and temporarily putting on hold our review of any acquisition opportunities. Recently, this has become a heightened effort across the entire organization and it is a process that will take some time to complete. We are committed however to seeing it through to success.
With that, I will now review the financials. First quarter revenue was $99.2 million. This was above our guidance and a 4.5% increase over the prior year. From a division standpoint, Firearm revenue increased 18% over the prior year and Security Solutions revenue declined 56.4%. First-quarter gross margins were 28.4%, generally in line with our guidance lower than the year-ago quarter, negatively impacted by $1.2 million of increased costs relating to the TC consolidation. There were also reduced efficiencies associated with that consolidation. First-quarter operating expense totaled $25 million or 25.2% of sales, versus $25.6 million or 27% of sales last year. The decrease occurred as the result of several items, including reductions in advertising, bad debt expense, profit sharing and DOJ and SEC investigations. These reductions were partially offset by an increase in operating expenses related to our TC consolidation totaling $362,000. The net expense in the quarter relating to the DOJ SEC investigations was $1.3 million.
GAAP net income in Q1 was $791,000, or $0.01 per share, compared with net income of $3.7 million, or $0.06 per share last year. I have excluded from last year’s number a $0.04 positive non-cash adjustment relating to the acquisition of our Security Solutions business. Excluding the direct costs of the TC consolidation, EPS for Q1 would have been $0.02. If Security Solutions were also excluded, EPS would have been $0.05. Note that the DOJ and SEC investigation costs impacted both Q1 this year and Q1 last year by about $0.01 per share.
Non-GAAP adjusted EBITDAS for the quarter was $10.3 million, compared with $12 million last year. The primary difference was as a result of the decreased operating income in Security Solutions. At the end of the first quarter, we had $82.2 million in working capital and no borrowings under our $120 million credit facility.
Our cash balance was $37.7 million. $11 million higher than the prior year of Q1, but down from $58.3 million at the end of Q4. We typically have an outlay of cash during the first quarter for a variety of reasons, including the inventory build up to the hunting season. We had additional outlays this year related to our compressing a year’s worth of capital expenditures into last quarter and this quarter. The CapEx in Q4 was timed to take advantage of a 40% refundable incentive tax credit granted to us by the state on capital purchase and was reflected in our high payables at year end. That refund will total $4.4 million and we expect to receive it by the end of this fiscal year. The front loaded CapEx in fiscal 2012 is intended to ramp our production capacity to meet demand. Capital expenditures in Q1 were $5.1 million. Taking all of that into account, we expect our cash balances to be at similar levels at the end of the second quarter.
We have noted like before last fiscal year, we rolled $50 million of our convertible notes into high-yield fixed term debt due in 5 years. That left $30 million in the convertible notes, which we expect will be put to us this December, and we have adequate resources to pay off those notes. I would note that we continue to meet all covenants in our $120 million unused credit facility.
Now let me address our financial guidance. For the second quarter, we expect total revenue between $93 million and $96 million. Revenue in our Firearms Division is anticipated to be between $86 million and $90 million with our Security Solutions Division contributing the balance. This forecast takes into account our annual 2-week factory shut down in August. We continue to operate the Firearms business at full capacity and continue to be limited in our ability to deliver some of the most sought after models. In addition, as James noted, there has been a demand shift for our hunting products from black powder to bolt action, and that shift combined with our move is limiting our ability to meet the bolt action demand.
Total Company gross profit margins for the quarter is anticipated to be between 25% and 26% and is being impacted by 2 items related to the Thompson/Center Arms consolidation. Direct relocation expenses, which are expected to reduce the gross margin by about 2 percentage points and efficiency losses. The second quarter is typically our low quarter for gross margins because of the factory shut down. In Q2, we expect operating expenses to be between $27 million and $28 million, and taxes are estimated at a rate of 40%.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Turning to the full year, we now anticipate total net revenue of between $410 million and $425 million, which would represent growth of between 4% and 8%. We are reiterating our full-year revenue growth expectations in the Firearms at between 11% and 13%. Therefore, reduction in total Company forecasted revenue is attributable to our Security Solutions Division. We expect gross profit margin for the year between a range of 28% to 30% and operating expenses to be around 25%. Most of the improvements in gross margin and operating expenses are expected to incur in the fourth quarter. And with that, I will turn the call back to Mike.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thanks, Jeff, James and Barry for a thorough review of the quarter. With that, I will open the call up to questions from our analysts. Operator?
QUESTION AND ANSWER
Operator
Thank you, sir. (Operator Instructions) Cai von Rumohr of Cowen and Company.
Cai von Rumohr — Cowen and Company — Analyst
Yes, thank you so much. So —
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Hi, Cai.
Cai von Rumohr — Cowen and Company — Analyst
Hello, guys. So your unit sales in consumer were up like 44%, and you kind of explain how that was better than the mix, but so the dollar sales were up 19%, so we’ve roughly got 25% or so kind of price dilution year over year. How should we think about that going forward, because it looks like the NICS data looks pretty good for the latest month. I think the adjusted number is up 13%, but with that kind of price dilution, what should we be thinking year over year as we go forward?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Yes, Cai, this is Mike. You’re right, actually the NICS data has been pretty good all year. A key factor here is this time last year, we were just starting to sell in the second quarter, current quarter, sell the M&P— excuse me, the BODYGUARD pistol which is a lower price point pistol. So in the quarter, the first quarter last year, we did not have any BODYGUARDs that were in the number. So part of it is tied to the mix and that’s why you’re seeing — it’s not a pricing thing, it’s a mix issue where people are buying — we’re selling, because we weren’t selling like your lower priced product. James you want to add anything to that?
James Debney — Smith & Wesson Holding Corp — President- Firearms Division
Yes, I just— along the same theme, Mike, as you were just describing is, as we said in the script, we’re seeing this anticipated reduction in average selling price that you’re referring to. We see that stabilizing going forward because really, we see our mix now as we ramped up our BODYGUARD 380s that we discussed a number of times, we’ve got to a level now that is much more stable and we’re certainly not going to see some of the big mix changes in our capacity that we’ve seen historically.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Cai von Rumohr — Cowen and Company — Analyst
But so the mix was a negative in the first quarter. I assume it’s a negative in the second quarter, but to a lesser extent. When would you expect you’d get to the point where the mix would be essentially a negligible factor by the fourth quarter? Should it kind of — so year over year the average unit price by the fourth quarter you’re—
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Actually, Cai, I think it’s closer to really starting in the second quarter and then as you ramped up, and then the third quarter was pretty good comps. But the other thing to keep in mind is even in dollars, we were almost double what the rate of mix— not to mix apples and oranges, and that’s what we’re trying to school everybody on you shouldn’t do. But even in dollars, it was twice the growth. We were at 18% or 19% consumer channel versus 10% on NICS in units and then 4 times the unit growth, or 400% of the unit growth.
Cai von Rumohr — Cowen and Company — Analyst
Right. But I mean we can kind of see what the NICS is and everything. And just—
Mike Golden — Smith & Wesson Holding Corp — President, CEO
But it should start to level off as will we go through the year starting in this quarter.
James Debney — Smith & Wesson Holding Corp — President— Firearms Division
And a word of caution, you have to remember that trends change and that could drive any mix change as well in what we are producing and shipping.
Cai von Rumohr — Cowen and Company — Analyst
Okay. And then last year, you started out low in the export business and then it kind of picked up and I guess it was better in the second quarter. I mean as we model this, is the guess that the law enforcement as you see it today but (inaudible) all the quarters in law enforcement and international look comparable, there are no visible, big changes or are there any?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
So it’s pretty consistent and—
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
I would say yes, pretty consistent.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
We don’t have the numbers in front of us, but pretty consistent, Cai.
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
Yes, with what we’re seeing in Q1, I mean going back to what I discussed earlier, we’re very much focused on larger (inaudible) when it comes to our international business. We do have 1 large order that we’re currently working on and servicing and that’s Belgium, and then we have another that we’re bidding on and strongly positioned in which is the UK Ministry of Defense. So both of those are large orders, in particular the UK one is 25,000 units over a period of time, about 5 to 7 years, let’s say. And if they go— that’s to for the military, if they go past that and decide to arm the police force in the UK, then it’s up to 70,000 units.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Cai von Rumohr — Cowen and Company — Analyst
Got it. Okay. And then so seasonally I know that your kind of winter is not great for the Security business. How should we think— you clearly brought your guidance down there and you kind of gave us guidance for the second quarter. How should we think about the January and April, does it— if you see it now, does it look like April is stronger than January? Because you’ve got some seasonality —
Mike Golden — Smith & Wesson Holding Corp — President, CEO
I’ll let Jeff answer that for you, Cai.
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
Yes, Cai, obviously we can’t forecast storms in March of next year, but how we’re looking at the business in general is that it would basically stay at roughly the same levels as it was this quarter in the second quarter, rise a little bit and then rise like further in the fourth quarter. So — yes, so any— in these projections, we’re taking into account seasonality, the schedule of the projects based on expected weather conditions, things like that.
Cai von Rumohr — Cowen and Company — Analyst
Got it. And then the last 1, your mix there looks like it’s still more or less 2 to 1 federal to corporate, do you see any change in that mix as you go forward that corporate might get a little bit better or —
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Yes, Barry, you want to —
Barry Willingham — Smith & Wesson Holding Corp — President- Security Solutions Division
Yes, sure. The mix continues to balance out. We’ve seen some progress there. As we said, 66% was the federal side as compared to over 80% in the prior quarter, but we are seeing a balance there, yes, and we will continue to see that trend going to private sector.
Cai von Rumohr — Cowen and Company — Analyst
Okay, terrific. Thank you so much, guys.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thanks, Cai.
Operator
Eric Wold of Merriman Capital.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Hello, Eric.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Eric Wold — Merriman Curhan Ford & Co. — Analyst
Hi, good afternoon. So I know we’re still early on the — or I guess we’re getting to the end of the consolidation of the Thompson/Center plant and— but probably still early in seeing some results, I know there’s been a little more near-term impact negatively, maybe looking out I mean any early read on what we could see beneficial from this kind of on a quantitative standpoint?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
James?
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
Sure. I give [indication] I mean don’t really want to go into the details of gross margin percentage, but as we’ve clearly stated and we strongly believe we are going to see this as a benefit to the gross margins of both Smith & Wesson products and Thompson/Center product, and you’re really going to see that start to happen and finalize I guess in Q4 of fiscal—
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Right, Jeff you want to —
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
Yes and Eric, I want to point out that next quarter, that is Q2, is going to be the highest amount of expenses with respect like to this move. And as you’ve noticed that we have kind of talked about 2 kinds of expenses. We have focused a lot on the direct relocation expenses that are basically out-of-pocket dollars, and those are — the largest amount is next quarter, which I said in the script is worth a couple of — or 2 percentage points in gross margin. We haven’t quantified the efficiency losses. They are a little bit higher than we thought they were originally going to be, those are primarily as a result of personnel issues and things like that. We haven’t like quantified those, but those are probably at their peak this quarter and next quarter. And by the way, those efficiency issues kind of related to skills and transfer of people up in the facility in New Hampshire getting jobs earlier than we thought, not being able to transfer that down.
I would point out however, operationally, we’re right on track. We’re on schedule. It’s really just — the only thing that is little bit indifferent are these efficiency differences. And as James mentioned, Q3 is when we’re going to start to see that like turnaround. And also in Q3, we can probably then start to address the bolt action black powder mix shift, which we’re a little bit hampered in dealing with right now because of the move.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
Okay. And then — I apologize if you said this at the very beginning, but I notice you’ve combined a number of the segments, premium pistol and revolver, into just the handgun category. Were there any — maybe give some sense of the moving parts in there? I know the whole category is up 27%, but any sense of the moving parts within that?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
And the reason we did that, Eric, is that’s how we would look at the business. And we’re trying to portray the way we— this is how we look at the business is handguns. You’re right, total handguns was up 26% or 27%. I think James mentioned — or you’ll see it certainly in the queue that polymer pistols were up over 60%, so being — and that was really the largest driver that was in that.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Eric Wold — Merriman Curhan Ford & Co. — Analyst
So were revolvers down in the quarter?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
They were just slightly up like right around flat. I don’t have that number in front of me, Eric, but up a couple points I think it was. But the big driver certainly was polymer pistols, and that’s what’s happening in the market too, so—.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
Right, right. And then I guess last question honest— delicately, but what would it take to realize that the Security Solutions Division just is not a fit and needs to be sold or spun out? I know it’s been a disappointment for awhile, I know you’ve rebranded it. There’s always been a question of whether or not it was a good fit in terms of what the synergies are. So what would it take to — now that it’s been written down, to finally realize that it doesn’t fit and to remove it? I got to understand it’s obviously a major drag on the results and has to be a major reason for the discount in the value of Smith & Wesson Company versus where it should be, so maybe some thoughts around that?
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
Eric, this is Jeff. I mean basically we are right now like goal focused on breaking even in the second half of 2012. I would say that this is a — the first critical necessary step. Once we achieve that, that means that they are no longer a drag on the earnings. And then at that point, we can assess the future state of the business and how it fits in. But right now, the most important thing is to get it to not be a drag on earnings. Right, and that — and we are —
Mike Golden — Smith & Wesson Holding Corp — President, CEO
That’s our focus.
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
That’s our focus and that’s our belief actually that we can have that occur in the second half.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
And as a quick follow up on that, then so that obviously— that break even is based on current revenue, obviously if revenue comes in below again, then that wouldn’t happen. But if assuming take the positive stance and you do reach break even and we start to see some improvement in the business again, are you reducing staffing or reducing the operations to a level that if the business does start to turn up next year, you would almost have to reverse a lot of these cost savings and re-staff up and spend a little bit more?
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
No. I mean again from a financial standpoint, our commitment is to get to a break even. In terms of modeling like the business, and doing the things necessary to get to that level, we believe that we can also increase the top line beyond where we’re currently forecasting. At some point, we’ll have to add more, but what we’d like to do is add the revenue before we had the expenses, and that’s our goal.
Eric Wold — Merriman Curhan Ford & Co. — Analyst
Okay. Thank you, guys.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thanks, Eric.
Operator
Reed Anderson of D.A. Davidson.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Hello, Reed.
Reed Anderson — D.A. Davidson & Co. — Analyst
Hello, how’s it going? I want to just follow up on Eric’s question, that last part with Jeff. So let’s say it’s break even the second half, what would that — what would be the net loss impact in the first half? I mean just ballpark, what does that hit to your earnings in the first half on just the Security Solutions business?
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
Well I specified that when I broke down the EPS numbers, you can see that there was a $0.03 impact this quarter. Next quarter, it’s roughly the same, probably, so you’re probably looking at — there’s rounding issues, I would say anywhere from a $0.05 to a $0.07 EPS loss in the first half.
Reed Anderson — D.A. Davidson & Co. — Analyst
Okay. That’s helpful. Thank you. And then Mike, when you look at the Firearms piece which is performing I think very well, a lot of it’s product driven, the changes you made to pricing seem to be working, all good. And you came in ahead of expectations, the backlog looks very healthy, and yet you’re kind of sticking to what you said coming into the first quarter from a revenue standpoint. I’m just curious, I mean are you being just conservative? Is there something within the backlog that you can see that suggests you need to be conservative? Just give us a little more color on why you wouldn’t take up at least even modestly your expectations for Firearms given what you saw in the first quarter?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Well as you— I’ll let James talk on this one, but a lot of it is capacity driven. We’ve got some key categories like polymer pistols, like— which includes the BODYGUARD, the M&P pistol, tactical rifles are selling very very well. You see the numbers from the quarter, so there are areas that we’re restrained that don’t allow us to be able to take the number up. James?
James Debney — Smith & Wesson Holding Corp — President- Firearms Division
Sure. I mean if you want to talk about investments, we have invested capital of over $5 million in the first quarter, much of which is related to capacity expansion. We said on the last call that we were investing late in quarter 4 in capacity as well. But there is a lead time to that capacity coming on stream and a lot of it really isn’t going to hit until the second half of the year. So we also in this quarter, we also have our 2-week shutdown as well which obviously does take capacity away from the quarter, a significant amount of capacity impacts obviously both revenue and gross margin.
Reed Anderson — D.A. Davidson & Co. — Analyst
Okay. But what you’re seeing within the backlog, I mean that seems rational? I mean, it seems — that hasn’t changed in the last 3 or 4 months?

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
No. I mean, it’s not ever changing in terms of there are cancellations and then there’s reordering and so on like that. It’s fairly stable, so we’re seeing exactly what we expect in terms of mix. We understand which for the products from (inaudible) and store checks and consumer research are the hot product, and that’s what we’re seeing reflected in the order backlog.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
It’s not like the surge, Reed, where it was people were ordering anything that had a catalog number on it, [this isn’t] the past. The backlog is very product specific and people are looking for specific products, so it’s very different than it was in 2008.
Reed Anderson — D.A. Davidson & Co. — Analyst
Good.
James Debney — Smith & Wesson Holding Corp — President- Firearms Division
And also I think that—
Reed Anderson — D.A. Davidson & Co. — Analyst
That’s it— I’m sorry, go ahead.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thanks, Reed.
Reed Anderson — D.A. Davidson & Co. — Analyst
Thank you.
Operator
Rommel Dionisio of Wedbush Securities.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Hello, Rommel.
Rommel Dionisio — Wedbush Securities — Analyst
Hi, Mike, how are you?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Good.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Rommel Dionisio — Wedbush Securities — Analyst
I just wanted to touch base with you, on the new [bolt] pricing that you guys launched earlier this year, can you just give us maybe an update on that and what you’ve learned and is that something going forward you might look to continue?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Sure. James?
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
Yes. I mean, we’d I guess refer to it more as a strategic price repositioning, but yes that is the name that we went out with [Sereta] about pricing. And as we’ve discussed before that is really— would give us a one-time change. Because changes of that magnitude are not made often and they are based on a solid foundation of research and intelligent thinking. So what we see as an outcome though I think is reflected in our results, especially when you talk about our unit growth year over year and versus NICS.
Rommel Dionisio — Wedbush Securities — Analyst
Okay. And just 1 quick follow up, sorry if I missed this in the prepared comments, but could you just comment briefly on dealer inventories, if you think they’re normal, were you want them to be, too high, too low, if you could just speak to that?
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
We really don’t monitor dealer inventory, so that’s a difficult one for us to gauge.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
We look at distributor inventories and we get feedback from our sales guys, but I don’t think we’d say they’re high.
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
No, I’m not— let’s just say we’re not seeing anything that would cause us concern. But it is something that has to be continuously monitored and I’m referencing distributors here only.
Rommel Dionisio — Wedbush Securities — Analyst
Okay, perfect, that’s all I needed. Thanks, guys.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thanks, Rommel.
Operator
Jim Barrett with CL King & Associates.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Hello, Jim.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Jim Barrett — CL King & Associates — Analyst
Hi, everyone. We’re looking forward to seeing you present at our conference next week. But my question, Mike, related to the UK, the 25,000 unit order, can you give us some sense as to how advanced or intense the level of discussions are to arm police in the UK as well?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
I’m going to let James answer that one for you.
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
Sure. In terms of the [bids] process, that’s progressing to plan. I believe there have been some delays, which are not unexpected to be perfectly honestly in this type of price assets, but we still see it coming to a conclusion sometime around late calendar 2012. Okay, so next year. We see it on course for that. So you could say we’re roughly 12 months away from a decision, and as I mentioned earlier, it’s initially 25,000 pistols for the military and then there’s still reserving a decision of whether to arm the police or not. So really no solid intelligence on that yet, but I would think it would come sequentially after the initial awards is made to the successful manufacturer.
Jim Barrett — CL King & Associates — Analyst
Okay. And James, given what appears to be an increased level of social unrest in Europe, are you seeing an increase in inquiries and interest by governments in Europe, overall to increase their firearm purchases?
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
No, not hugely. I think the UK is unique as it is 1 of the very few countries that still doesn’t arm all of their police personnel.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
You’ve got to think the flash mobs in the UK, Jim, we all saw on TV, is certainly weighing into their decisions.
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
Yes, most practically, I believe, I believe and so I stretch that, I believe that practically all other European countries arm their police forces.
Jim Barrett — CL King & Associates — Analyst
Okay. Okay, well that’s very helpful. Thank you both.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thanks, Jim.
Operator
(Operator Instructions) Bret Jordan from Avondale Partners.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Hello, Bret.
Bret Jordan — Avondale Partners — Analyst
Hello, how are you?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Good.
Bret Jordan — Avondale Partners — Analyst
A couple questions I guess as you’re looking at larger international contracts because they’re easier to verify, I guess, is there any meaningful margin difference on the international business now versus what you were doing a year ago?
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
That’s a great question. I would say, given what we’ve been through in the last 18 months since we need a little bit more time to properly evaluate that. As I discussed earlier in the script, the focus or change in direction is relatively new in terms of just focusing on these larger contracts. In terms of the cost, it’s lower, for sure. Because we actually have less resources required to focus on these larger tenders. But as we’re going through the appropriate levels of due diligence, there is a cost associated with that, so there’s somewhat of a trade off there.
Bret Jordan — Avondale Partners — Analyst
Okay. And then I guess a question domestically, and I guess it sounds like the margin impacts associated with Springfield consolidation might be initially bigger than forecast. Is there any change in capital expense expectation in Q2 or Q3?
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
No.
Bret Jordan — Avondale Partners — Analyst
Okay. All right. And then I guess as you look at things like the M9, go back to inter — if you go back to commercial again, if you look at federal contracts in M9, I guess you’re opting out of some of these M4 replacement contracts, does the Department of Justice investigation need to be resolved prior to those bids? I mean does that create any kind of a hurdle as far as getting a federal firearms contract or does it not play role?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
I’m not really sure how that’ll work at the end of the day, but as James mentioned on the bolt carrier, we put our requirement in, it’s been accepted. Again as a Company, we’ve never been indicted. We had 1 employee that was, and so hopefully there’s no interference on any of this. We haven’t seen any indication there will be.
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
No, certainly no one as we — when we have a number of numerous meetings in D.C. no one has ever said that would be a reason why we would not be strongly considered for that type of contract, and certainly a question I’ve gone out of my way to ask a certain individuals as well, and it’s never been defined as a concern.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Just keep in mind, we have not been indicted. And the Company is not — we’re fully operating in all that, so.
Bret Jordan — Avondale Partners — Analyst
Okay, great. And then 1 last question, I guess if you looked at the Firearm backlog at 149 or so, what percentage of that could be immediate ship product as opposed to sort of termed out expected future ship if you had the capacity right now?
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
Great question and 1 where I don’t have the numbers in front of me. I mean, I can say this, it certainly skewed more towards immediate shipment as — versus being spread out across the fiscal year. But as I said earlier, it is spread out across the fiscal year as well.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Right. I mean, you probably hear it when you do your channel checks, you talked to some stores, I mean they’re looking for things like BODYGUARD pistols, so there’s none out there or very few out there, so as soon as we can make them, they’re moving right through.
Bret Jordan — Avondale Partners — Analyst
Okay. Is there any thought about taking price back up again? I mean those are some categories you guys had taken price down on, announced the SHOT Show and clearly if there’s a shortage of supply due to production issues or whatever, is there any way that you can build some more margin into the sale?
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Well we’re not— I don’t think we’re going to publicly discuss our pricing policy, James, do you—?
James Debney — Smith & Wesson Holding Corp — President — Firearms Division
But, Bret, I think what’s better is to discuss what happens at retail and that was the basis for our original strategic price repositioning, we’re very focused on monitoring the deltas that we see at retail about our prices versus the competition and then obviously factoring features and benefits, the strength of our brand name, the trust the consumer has in our name, all the value around our brand as just what should the delta be at retail, and then we use that to price accordingly. Very important is that the consumer not only trusts Smith & Wesson but also sees value at the price they’re buying our product at.
Bret Jordan — Avondale Partners — Analyst
Okay. Thank you.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thanks, Bret.
Operator
Cai von Rumohr of Cowen and Company.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Hello, Cai.
Cai von Rumohr — Cowen and Company — Analyst
Yes, thank you guys. So refresh my memory, what’s the CapEx expected to be for the year and the free cash flow approximately?
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
I don’t think we’ve forecast free cash flow for the year. I did say our CapEx last quarter and it was roughly between $14 million and $15 million.
Cai von Rumohr — Cowen and Company — Analyst
Okay. But I mean, if you just — I assume depreciation is going to build somewhat because of the CapEx, you spent a fair amount in the first quarter, you spent a lot in the fourth quarter.
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
Right, I did — I mean I can get you to the end of the second quarter because I did forecast in my script that I thought our cash balances would be roughly the same place that they are right now at the end of the second quarter. We do have to remember, we’ll probably be put — our $30 million of convert in December, which would be the cash use.
Cai von Rumohr — Cowen and Company — Analyst
Right. But — so what is your available bank line?
Jeff Buchanan — Smith & Wesson Holding Corp — CFO
$120 million.
Cai von Rumohr — Cowen and Company — Analyst
Okay. That’s terrific. Thanks so much.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thanks, Cai.
Operator
With no further questions at this time, we’ll now like to turn the conference call over to Management for closing remarks.
Mike Golden — Smith & Wesson Holding Corp — President, CEO
Thank you, Operator. In closing, thanks to all of our employees. A special thanks to those employees and their families who are serving in the National Guard and reserves, we appreciate your service. Thank you everyone for joining us today, and we’ll see you next quarter.

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Final Transcript
Sep 07, 2011 / 09:00PM GMT, SWHC — Q1 2012 Smith & Wesson Holding Corp Earnings Conference Call
Operator
Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. Now disconnect, and have a great day.
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